Exhibit 99.1

For Immediate Release	Contact:	Gene Bertcher
(972) 407-8400

NEW CONCEPT ENERGY
REPORTS THIRD QUARTER 2009 RESULTS

Dallas, Texas (Business Wire) November 13, 2009: New Concept Energy, Inc. (AMEX: GBR), (“the Company” or “NCE”), a Dallas-based oil and gas company, today reported net income of $49,000 and a net loss of $12,000 ($.03 and ($.01) per share) for the three and nine months ended September 30, 2009, compared to net income of $482,000 and 15.5 million ($0.25 and $8.93 per share) for the comparable periods of 2008. The primary reason for the decrease in net income is the recognition of gain on the sale of mineral rights in the first quarter of 2008, of which there was no comparable sale in 2009.

Revenues and Operating Expenses: For the three and nine months ended September 30, 2009, the Company recorded oil and gas revenues of $285,000 and $966,000. The oil and gas operations were acquired in the third quarter of 2008. Therefore, period to period comparisons are irrelevant. During the same periods in 2009, the Company recorded revenues of $685,000 and $2.1 million from its retirement property compared to $704,000 and $2.1 million for the comparable periods in 2008.

For the three and nine months ended September 30, 2009, the Company recorded oil and gas operating expenses of $329,000 and $1.1 million. The oil and gas operations were acquired in the third quarter of 2008. Therefore, period to period comparisons are irrelevant. During the same periods in 2009, operating expenses and lease expense at the retirement property were $535,000 and $1.7 million as compared to $582,000 and $1.7 million for the comparable periods in 2008.

For the three and nine months ended September 30, 2009, corporate general & administrative expenses were $169,000 and $666,000 as compared to $108,000 and $633,000 for the comparable periods in 2008. The increase is primarily due to increased legal and professional fees.

Interest Income: For the three and nine months ended September 30, 2009, interest income was $138,000 and $432,000 as compared to $479,000 and $729,000 for the comparable periods in 2008. The decrease is primarily due to decreases in the prime lending rate from 2008 to 2009 and the decreased receivable on which interest is computed over the comparable periods.

Interest Expense: The Company recorded interest expense for the three and nine months ended September 30, 2009, of $31,000 and $92,000 as compared to $-0- and $230,000 for the comparable periods in 2008. The decrease is primarily due to the payoff of interest bearing debt during the second quarter of 2008, as well as reduced interest rates on notes payable from 2008 to 2009.

Other Income: Other income was $5,000 and $48,000 for the three and nine months ended September 30, 2009, as compared to $45,000 and $457,000 for the comparable periods in 2008. In 2008, the income was due to the collection of back interest from a mortgage bond receivable due to the sale of a property in August 2001. Because the mortgage bond was payable based on cash flow and profit of the property, the uncollected interest was not recorded until collected.

New Concept Energy, Inc. and Subsidiaries

Consolidated Statements of Operations

(amounts in thousands, except per share data)

(Unaudited)

	For The Three Month		For The Nine Month
	Period Ended		Period Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenue
Oil and gas operations, net of royalties	$285	$154	$966	$154
Real estate operations	685	704	2,121	2,107
	970	858	3,087	2,261
Operating expenses
Oil and gas operations	329	70	1,086	70
Real estate operations	293	338	1,016	966
Lease expense	242	244	719	717
Corporate general and administrative	169	108	666	633
	1,033	760	3,487	2,386

Operating income (loss)	(63)	98	(400)	(125)

Other income (expense)
Interest income	138	479	432	729
Interest expense	(31)	--	(92)	(230)
Gain on sale of leasehold interest	--	--	--	16,440
Other income	5	45	48	457
	112	524	388	17,396

Net income (loss) from continuing operations	49	622	(12)	17,271
Provision for income taxes	--	140	--	1,766

Net income (loss) applicable to common shares	$49	$482	$(12)	$15,505

Net earnings (loss) per common share –
basic and diluted	$0.03	$0.25	$(0.01)	$8.93
Weighted average of common and equivalent shares
outstanding – basic and diluted	1,947	1,937	1,947	1,736

New Concept Energy, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	September 30,	December 31,
Assets	2009	2008
	(Unaudited)
Current assets

Cash and cash equivalents	$111	$190
Accounts receivable – trade	180	353
Note and interest receivable – related party	11,170	10,632
Other current assets (including $189 from related parties in (2008)	743	527

Total current assets	12,204	11,702

Oil and natural gas properties (full cost accounting method):

Proved developed and undeveloped oil and gas properties	10,795	10,688

Property and equipment, net of depreciation

Land, buildings and equipment - oil and gas operations	1,363	1,291
Other	137	149

Total property and equipment	1,500	1,440

Other assets	229	228

Total Assets	$24,728	$24,058

New Concept Energy, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS - CONTINUED

(amounts in thousands, except share amounts)

	September 30,	December 31,
Liabilities And Stockholders’ Equity	2009	2008
	(Unaudited)
Current liabilities

Accounts payable – trade	$220	$202
Accrued expenses	2,524	1,944

Total current liabilities	2,744	2,146

Long-term debt	1,171	1,026

Other long-term liabilities	333	394

Total liabilities	4,248	3,566

Stockholders’ equity
Preferred stock, Series B	1	1
Common stock, $.01 par value; authorized, 100,000,000
shares; issued and outstanding, 1,946,935 shares at
September 30, 2009 and December 31, 2008	20	20
Additional paid-in capital	58,838	58,838
Accumulated deficit	(38,379)	(38,367)

	20,480	20,492

Total Liabilities & Equity	$24,728	$24,058

Certain statements in this media release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. The words “estimate”, “plan”, “intend”, “expect”, “anticipate”, “believe” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this release. New Concept Energy, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Important factors that could cause our actual results to differ from estimates or projects contained in any forward-looking statements are described under ITEM 1A. RISK FACTORS in the Company’s Form 10-K for the fiscal year ended December 31, 2008.